EXHIBIT 10.38
PFIZER INC. NONFUNDED DEFERRED
COMPENSATION AND UNIT AWARD PLAN FOR
NON-EMPLOYEE DIRECTORS
(Effective June 23, 1994)
(Amended September 26, 1996)
(Further Amended Effective March 1, 2006)
(Further Amended Effective January 1, 2008)
(Further Amended Effective January 1, 2009)
(Further Amended Effective March 25, 2010)
(Further Amended Effective May 1, 2011)
(Further Amended Effective March 1, 2014)
(Further Amended Effective April 24, 2014)
(Further Amended Effective October 1, 2014)
(Further Amended Effective December 9, 2022)
(Further Amended Effective June 26, 2025)

1.Deferral Election for Cash Compensation. Under this Pfizer Inc. Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors (the “Plan”) each director who is not an employee of Pfizer Inc. (the “Company”) or any of its subsidiaries may elect on or before the last day of any calendar year to have payment of all or a specified part of all fees payable to him or her for services as a director during the following calendar year and thereafter deferred until he or she Separates from Service (as defined in Paragraph 8) with the Company. Any such election shall be made by written notice directed to the Secretary of the Company. A director’s election to defer fees shall continue until the director Separates from Service unless he or she earlier terminates such election with respect to future fees by timely written notice delivered to the Secretary of the Company. Any such notice shall become effective on the first day of the calendar year immediately following written notice directed to the Secretary of the Company. Amounts credited to the account of a director prior to the effective date of such notice shall not be affected thereby and shall be paid to him or her in accordance with paragraph 5 (or paragraph 6 in the event of his or her death) below.

2.Investment of Deferred Cash Compensation. All deferred cash fees (“Deferred Cash Compensation”) shall be held in the general funds of the Company and shall be credited to the director’s account, and, at the director’s election, the account shall be credited either with a) interest at a rate equal to 120% of the Long-Term Applicable Federal Rate, compounded monthly, b) a number of units, calculated to the nearest thousandth of a unit, produced by dividing the amount of fees deferred by the closing market price of the Company’s common stock as reported on the Consolidated Tape of the New York Stock Exchange on the last business day of the fiscal quarter in which the fees are earned, or c) gains and losses corresponding to additional investment alternatives as may be selected by the Pfizer Savings Plan Committee or appropriate Pfizer staff from time to time. A director may elect to switch the investment form of deferral of previously deferred Deferred Cash Compensation by giving notice as directed by the administrator of the Plan from time to time; provided, however, that a switch into, or out of, the unit account or any other account denominated in Pfizer shares shall be permitted only if the director has not elected to switch out of, or into, the unit account or other account denominated in Pfizer stock within this Plan, the Pfizer Company Stock Fund within the Pfizer Savings Plan or the unit account within the Pfizer Inc. Nonfunded Deferred Compensation and Supplemental Savings Plan

during the prior six months. The Awarded Units, as described in paragraph 3, shall not be affected by any such election other than as set forth in paragraph 3(C) below.

3.Awards of Units.

(A)An award of units (which may include fractional units), in such amount or having such value as may be determined by the Board of Directors on the recommendation of its Governance Committee, shall be made to each director effective as of the last business day of the month in which he or she is elected for the first time (provided however, that if the last business day of the month is less than ten calendar days after the date of election, then the award of units will be effective as of the last business day of the month following the month in which he or she is elected for the first time), and thereafter each year that he or she continues as a director effective as of the date of the annual meeting of shareholders. All such units shall be referred to as the “Awarded Units.” In the event of any change in the number or kind of outstanding shares of common stock of the Company, including a stock split or splits, or a stock dividend, an appropriate adjustment shall be made in the number of Awarded Units.

(B)Unless and until the director shall have satisfied the then current equity ownership guidelines as set forth in the Company’s Corporate Governance principles, the director’s account shall be credited with the number of Units so awarded and such Units shall remain credited until distribution as described in paragraph 5 below (or paragraph 6 in the case of the director’s death) or as set forth in paragraph 3(C) below. Each director who has satisfied the equity ownership guidelines as of the end of any calendar year may elect on or before the last day of such calendar year to have all or a specified part of all Awarded Units payable to him or her during the following calendar year (a) deferred until he or she Separates from Service with the Company, or (b) paid to him or her in shares of Company common stock as soon as practicable following the date of such award. Any such election shall be made by written notice directed to the Secretary of the Company. Subject to the director’s satisfaction of the then current equity ownership guidelines, a director’s election to defer Awarded Units shall continue until the director Separates from Service unless he or she earlier terminates such election with respect to future Awarded Units by timely written notice directed to the Secretary of the Company. Any such notice shall become effective on the first day of the calendar year immediately following written notice. Awarded Units credited to the account of a director prior to the effective date of such notice shall not be affected there-by and shall be paid to him or her in accordance with paragraph 5 (or paragraph 6 in the event of his or her death) below.

(C)As of and following the date that is six (6) months following the director’s Separation from Service and until full distribution as described in paragraph 5 below (or paragraph 6 in the case of the director’s death), a director may elect by giving notice as directed by the administrator of the Plan from time to time, to switch the investment form of previously deferred Awarded Units to be invested in any of the additional investment alternatives as may be selected by the Pfizer Savings Plan Committee or appropriate Pfizer staff from time to time.

(D)Notwithstanding anything in this Plan to the contrary, the following provisions shall apply if any director notifies the Company that he or she is subject to any policy or provision imposed by his or her employer that limits or restricts the amount and/or type of compensation that may be received by such director from the Company (any such policy or provision being referred to as a “Limitation”):

If the Limitation restricts the amount of compensation that may be received by the director, the dollar value of the Awarded Units (based on the closing price of the Company’s common stock on the date of the annual meeting of shareholders) shall be reduced to comply with the Limitation; provided, however, that the director may elect, before the first day of any calendar year, in a manner that complies with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations thereunder (“Section 409A”), to comply with the Limitation as to amount by reducing the cash compensation payable to such director for such year rather than reducing the dollar value of the Awarded Units to be credited to the director’s account.

(i)If the Limitation prohibits the director from receiving any compensation in the form of Awarded Units, the award specified in paragraph 3(A) (reduced as provided in subparagraph (i) above to comply with the Limitation as to amount), shall not be made. Instead, the dollar value of such Awarded Units (based on the closing price of the Company’s common stock on the date of the annual meeting of shareholders) shall be credited to the director’s account.

(ii)Any dollar amounts credited to the director’s account in accordance with subparagraph (ii) above shall be credited with interest at a rate equal to 120% of the Long-Term Applicable Federal Rate, compounded monthly.

(iii)If, as permitted by the proviso to subparagraph (i) above, the director elects to reduce his or her cash compensation, such reduced cash compensation will be payable on a quarterly basis.

(iv)A director subject to the Limitation described in subparagraph (ii) above may not elect to switch the form of investment of any amounts deferred pursuant to subparagraph (ii) above, and no dividends shall be declared with respect thereto, and any election under Section 4(C) is inapplicable to any such amounts.

(v)The dollar value, if any, in excess of the amounts that the director is permitted to receive pursuant to the Limitation may be contributed to one or more charities selected by the Governance Committee of the Company’s Board of Directors, on the terms approved by such Committee, acting in its sole discretion; provided, that such Committee may consider the director’s recommendation as to the recipient or recipients of such contribution.

4.Dividends.

(A)Whenever a dividend is declared, the number of units in the director’s account (both with respect to Deferred Cash Compensation invested in the unit account and Awarded Units, and including any increase in units due to deferred dividends pursuant to this Paragraph 4(A)) shall be increased by the result of the following calculations: 1) the number of units in the director’s account multiplied by any cash dividend declared by the Company on a share of its common stock, divided by the closing market price of such common stock on the related dividend record date; and/or 2) the number of units in the director’s account multiplied by any stock dividend declared by the Company on a share of its common stock. In the event of any change in the number or kind of outstanding shares of common stock of the

Company including a stock split or splits, other than a stock dividend as provided above, an appropriate adjustment shall be made in the number of units credited to the director’s account.

(B)Solely as to the Awarded Units granted, earned and vested prior to January 1, 2005(within the meaning of Section 409A), a director may elect to receive directly in cash without deferral the value of any cash dividend, declared by the Company on a share of its common stock, in lieu of having his or her account credited as specified above in Paragraph 4(A). Any such election shall be made, and may also be terminated, by written notice directed to the Secretary of the Company prior to the calendar year of the payment of the dividend.

(C)    Solely as to the Awarded Units granted, earned or vested after December 31, 2004 (within the meaning of Section 409A), a director may elect to receive directly in cash without deferral the value of any cash dividend, declared by the Company on a share of its common stock, in lieu of having his or her account credited as specified above in Paragraph 4(A), if such election is made within 30 days of the director’s first becoming eligible to participate in this Plan or another account balance plan required to be aggregated with this Plan under Section 409A, provided that such election shall apply only with respect to dividends declared subsequent to the date of receipt of the election by the Company. Otherwise such dividends on any such Awarded Units will be deferred to the director’s unit account as described above in Paragraph 4(A). Such election is permanent and may not be changed thereafter. For individuals who were, are, or will be eligible directors at any time between December 31, 2004 and December 31, 2008, and with respect to the cash dividends received on Awarded Units granted, earned or vested after December 31, 2004 (within the meaning of Section 409A) and granted, earned, and vested prior to December 31, 2008, such directors shall make their elections as to the receipt of such cash dividends prior to the year of payment of the applicable dividend and such elections shall not apply to the dividends payable on any Awarded Units previously granted in a year prior to such election. The last such election shall apply to all future cash dividends made subsequent to December 31, 2008 with respect to Awarded Units granted, earned or vested after December 31, 2004 (within the meaning of Section 409A). Such election is permanent and may not be changed thereafter.

5.Distributions.

(A) Deferred Cash Compensation and Awarded Units deferred prior to January 1, 2005.
With respect to Deferred Cash Compensation and Awarded Units granted, earned and vested prior to January 1, 2005 (within the meaning of Section 409A), and including related earnings thereon, at least one year before he or she ceases to be a director of the Company, a director may elect, or may modify an election that he or she had previously made, to receive payment (payable in either cash or shares of common stock at the election of the director) of his or her combined Deferred Cash Compensation and Awarded Units accounts in a lump sum or in annual installments from two to fifteen, and he or she may elect to have such lump sum payment or first annual installment made either (1) on the last business day of the month following his or her termination as a director, or (2) in January of the year following his or her termination as a director. In the absence of an election, such payment will begin with the first month of the year following the director’s termination and will be made in five annual installments.

(B) Deferred Cash Compensation and Awarded Units deferred after December 31,
2004. With respect to Deferred Cash Compensation and Awarded Units granted, earned or vested after December 31, 2004 (within the meaning of Section 409A), and including related earnings thereon (the

“Post-2004 Deferrals”), within 30 days of first becoming eligible to participate in this Plan or another account balance plan required to be aggregated with this Plan under Section 409A, a director must elect the timing and form of his or her distribution (payable in either cash or shares of common stock at the election of the director) of his or her deferred compensation account (containing both Deferred Cash Compensation and Awarded Units and related earnings thereon); except that for individuals who were, are, or will be eligible directors prior to or as of December 31, 2008, such directors shall make their elections as to the form and timing of distribution on or before December 31, 2008 in accordance with the transition rule contained in IRS Notice 2007-86. Such elections are permanent and may not be changed thereafter; provided that on and after December 9, 2022, and for each subsequent plan year thereafter, a director may designate on or before the last day of such calendar year, a separate election as to the timing and form of his or her distribution with respect to Deferred Cash Compensation and Awarded Units granted in the calendar year following any such election (each, a plan year deferral). Each such election made prior to December 31 shall become effective on the following January 1 and is irrevocable for the plan year to which it applies. For example, an election made by a director prior to December 31, 2022 with respect to the timing and form of his or her distribution with respect to such director’s 2023 Deferred Cash Compensation and Awarded Units shall thereafter be irrevocable with respect to those deferred amounts and such election shall not affect any other portion of the director’s deferred compensation account. The director must elect as to:

(i)Timing:

i.to receive the lump sum distribution or first annual installment on the last business day of the month following his or her Separation from Service; or
ii.to receive the lump sum distribution or first annual installment in the first month of the year following the director’s Separation from Service; and

(ii)Form:

i.to receive the distribution in a lump sum; or
ii.to receive the distribution in installments from two to fifteen.

(iii)In the absence of an election, such payments will begin with the first month of the year following the director’s Separation from Service and will be made in five annual installments.

(C)(i) With respect to all units in the director’s account (containing both Deferred
Cash Compensation and Awarded Units and related earnings thereon), the amount payable to the director in each instance shall be determined by multiplying the number of units by the closing market price of the Company’s common stock on the day prior to the date for payment or the last business day prior to that date, if the day prior to the date for payment is not a business day.

(ii) Where the director receives the balance of his or her account in annual installments, each installment shall be a fraction of the value of the balance of the deferred compensation credited to the director’s account either by way of interest or units calculated under Paragraph 2 hereof, as the case may be, on the date of such payment, the numerator of which is one (1) and the denominator of which is the total number of installments remaining to be paid at that time.

(D)Notwithstanding the foregoing, with respect to Deferred Cash Compensation and
Awarded Units granted, earned or vested after December 31, 2004 (within the meaning of Section 409A), and including related earnings thereon, distributions may not be made to a Key Employee (as defined in Paragraph 8) upon a Separation from Service before the date which is six months after the date of the Key Employee’s Separation from Service (or, if earlier, the date of death of the Key Employee). Any payments that would otherwise be made during this period of delay shall be accumulated and paid on the first day of the seventh month following the director’s Separation from Service (or, if earlier, the first day of the month after the director’s death).

(E)Notwithstanding the foregoing, with respect to Deferred Cash Compensation and Awarded Units granted, earned or vested after December 31, 2004 (within the meaning of Section 409A), and granted, earned and vested as of December 31, 2008, including related earnings thereon (the “2009 Distribution Amounts”), such 2009 Distribution Amounts shall be paid in a lump sum to the director on July 1, 2009, provided the director files an election to do so with the Company by December 31, 2008. Such elections are permanent and may not be changed after December 31, 2008, and will have no subsequent effect after July 1, 2009.

6.Death.

(A)A director may designate one or more beneficiaries (which may be an entity other than a natural person) to receive any payments to be made upon the director’s death. At any time, and from time to time, the identity of such beneficiary designation may be changed or canceled by the director without the consent of any beneficiary. Any such beneficiary designation, change or cancellation must be by written notice filed with the Secretary of the Company and shall not be effective until received by the Secretary. If a director designates more than one beneficiary, any payments to such beneficiaries shall be made in equal shares unless the director has designated otherwise. If no beneficiary has been named by the director, or the designated beneficiaries have predeceased him or her, the director’s beneficiary shall be the executor or administrator of the director’s estate.

(B)With respect to Deferred Cash Compensation and Awarded Units granted, earned and vested prior to January 1, 2005 (within the meaning of Section 409A), and including related earnings thereon, if a director should die before full payment of all amounts credited to his or her account, such amounts shall be paid to his or her designated beneficiary or beneficiaries or to his or her estate in a single sum payment to be made as soon as practicable after his or her death.

(C)With respect to Deferred Cash Compensation and Awarded Units granted, earned or vested after December 31, 2004 (within the meaning of Section 409A), and including related earnings thereon, within 30 days of first becoming eligible to participate in this Plan or another account balance plan required to be aggregated with this Plan under Section 409A, a director may elect for his or her designated beneficiary or beneficiaries to receive the account in a lump sum payment or installments from two to fifteen, provided the elections (including the election hereunder) are made in accordance with paragraph 5(B). For individuals who were, are, or will be eligible directors prior to or as of December 31, 2008, such directors shall make their election as to the form of distribution for their beneficiary or beneficiaries on or before December 31, 2008 in accordance with the transition rule contained in IRS Notice 2007-86. Such elections are permanent and may not be changed thereafter.

7.The right of a director to any Deferred Cash Compensation or Awarded Units credited to his or her account and including related earnings thereon shall not be subject to assignment by him or her. If a director does assign his or her right to any Deferred Cash Compensation or Awarded Units credited to his or her account, the Company may disregard such assignment and discharge its obligation hereunder by making payment as though no such assignment had been made.

8.The Plan is intended to comply with Section 409A, and accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. For purposes of this Plan:

(A)“Key Employee” means an individual who is treated as a “specified employee” as of his Separation from Service under Code section 409A(a)(2)(B)(i), i.e., a key employee (as defined in Code section 416(i) without regard to paragraph (5) thereof) of the Company or its affiliates if the Company’s stock is publicly traded on an established securities market or otherwise. Key Employees shall be determined in accordance with Code section 409A using a January 1 identification date. A listing of Key Employees as of an identification date shall be effective for the 12-month period following the identification date; and

(B)“Separation from Service” or “Separate(s) from Service” means a “separation from service” within the meaning of Section 409A.

9.Re-Deferrals. Notwithstanding any election under Paragraph 5(B), a director may make one or more subsequent elections to change the timing or the form of the distribution of his or her deferred compensation account with respect to Post-2004 Deferrals, provided that such an election shall be effective only if the following conditions are satisfied:

(A)The subsequent election may not take effect until at least twelve (12) months after the date on which the election is made;

(B)The subsequent election must be made at least twelve (12) months before the date on which the distribution (or, with respect to installments, the first scheduled installment) is scheduled to be made; and

(C)The distribution may not be made earlier than at least five (5) years after the date the distribution (or, with respect to installments, the first scheduled installment) would have otherwise been made.